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                                                                    EXHIBIT 10.1

                          EMPLOYMENT AGREEMENT BETWEEN
                          CATUITY INC. AND DEBRA HOOPES

     This Employment Agreement is made and entered into as of December 6, 2006 between Catuity Inc. (the "Company"), a Delaware corporation, and Debra Hoopes (the "Executive").

     1. EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts employment with Company, on the terms and conditions hereinafter set forth.

     2. TERM. The term of this Agreement will commence on January 2, 2007 (the "Commencement Date") and end on December 31, 2009, unless further extended or earlier terminated as hereinafter set forth. Commencement shall be conditioned on completion prior to the Commencement Date of a standard background check on Executive satisfactory to Company. Commencing on December 31, 2009 and on December 31 of each year thereafter, the term of Executive's employment shall be extended for consecutive additional one-year terms unless either party notifies the other at least six months before termination of the then-current term that the notifying party does not wish the Agreement to be extended.

     3. DUTIES AND RESPONSIBILITIES. Executive shall serve with the duties of Senior Vice President and Chief Financial Officer of Company (or in such other position as may be mutually agreed upon by Executive and the Board) and shall have such responsibilities, duties and authority as may be assigned to her by the Board. Executive shall devote substantially all of her working time and effort to the business and affairs of Company, except that she may as hereinafter provided serve as a member of the board of directors of other companies, charities, civic organizations and professional organizations.

     4. SERVICE ON BOARD OF DIRECTORS. The parties do not presently contemplate that Executive shall serve on the Board of the Company. However, if the Board determines otherwise during the term of this Agreement, Executive shall serve, if and when elected, and re-elected, as a member of the Board of Company or of any of its subsidiaries, affiliates or divisions, and as an officer of any subsidiary, affiliate or division, if elected. When this Agreement terminates, Executive will, if requested by the Board of Company, tender her resignation from any and all such Board positions.

     5. OUTSIDE ACTIVITIES. During the term of this Agreement, Executive may devote reasonable periods of time to serve as a member of the board of directors or of a committee of any organization involving no conflict of interest with Company, and she may engage in charitable, civic and community activities and manage her personal investments; provided that such activities do not materially interfere with the regular performance of her duties and responsibilities under this Agreement.

     6. PLACE OF EMPLOYMENT. Executive shall have her office, and perform her duties, within 75 miles of the center of Charlottesville, Virginia and she shall not be required to move from the metropolitan Charlottesville, Virginia area; provided that, she shall from time to time be

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required to travel when necessary in carrying out Company's business. Executive acknowledges that Company maintains offices and employees in locations in the US and Australia, and that accordingly significant and regular travel will be required to dispatch her normal duties.

     7. REIMBURSEMENT OF EXPENSES AND FURNISHING OF SERVICES TO EXECUTIVE. During the term of this Agreement, Executive shall be entitled to, including but without limitation, an office at the company's corporate headquarters, as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by her in the course of her duties (including professional dues). All expense reimbursements will be subject to compliance with IRS regulations so as to be deductible as ordinary and necessary business expenses, and to compliance with Company's normal policies and practices.

     8. BASE SALARY COMPENSATION. During the term of Executive's employment, she shall be paid a minimum base salary of One Hundred Eighty Five Thousand dollars ($185,000) per year. The CEO and the Board shall review Executive's salary at least annually, and may increase Executive's salary from time to time in their discretion, and if so increased, such salary shall not be decreased thereafter during the term of this Agreement.

     9. OTHER BENEFITS. Executive shall be entitled to participate in all bonus or incentive plans and stock purchase plans in such manner as such plans apply to officers and senior executives of the Company generally, and in all employee benefit, including disability insurance coverage, medical and fringe benefit plans currently maintained, or hereafter adopted, by Company, as such plans may be amended or (or terminated) from time to time in accordance with their terms, in the same manner as such plans apply to officers and senior executives of Company of comparable or lesser position generally. Executive shall be entitled to three (3) weeks of personal time off, to be used at her discretion but scheduled in consultation with the Chief Executive Officer so as to accommodate Company's business interests, during each 12-month period hereof.

     10. INCENTIVE COMPENSATION.

     (a) On or before December 15, 2006, Company shall compute the volume weighted average trading price of Company's common stock on the Nasdaq Small Cap Market during the thirty calendar days preceding (and ending on) December 6, 2006. This price is referred to hereafter as the "Initial Market Price".

     (b) Company hereby grants to Executive non-qualified options to acquire 25,000 shares of Company stock, expiring ten years after the Commencement Date at a strike price equal to the Initial Market Price. This grant is expressly conditioned on obtaining stockholder approval of the grant, which the Company will seek at the next occurring regular annual meeting of stockholders (typically held in May). The 25,000 options will vest on the following schedule:
25% on the Commencement Date; 25% on December 31, 2007; and the remaining 50% on December 31, 2008.

     (c) In addition, and subject to shareholder approval, the Company will award 50,000 shares of restricted stock to Executive on the Commencement Date. One-third of these restricted


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shares will vest when the 30 calendar day volume weighted average trading price on the Company's principal trading market (the "30-day VWAP") exceeds two times the Initial Market Price. Another one-third of these restricted shares will vest when the 30-day VWAP exceeds three times the Initial Market Price. The final third of these restricted shares will vest when the 30-day VWAP exceeds four times the Initial Market Price. If shareholders do not approve the grant at the next shareholder meeting, then all of the restricted shares will be forfeited.

     (d) Additionally, Executive will be eligible for an annual bonus plan for each full year of this Agreement where if the Company achieves EBITDA levels compared to a Board-approved annual business plan (including the effect of bonuses), she will receive a bonus payable in shares of Company common stock ("Bonus Shares") valued at the 30-day VWAP for December 1 through 31 of the year for which the bonus is computed. The bonus will equal to a percentage of "eligible salary", according to "eligible salary" and bonus parameters to be designated by the Board prior to the beginning of the bonus year. Company shall compute and pay the bonus on or before April 15 of each year for the prior year. For 2007, "eligible salary" shall be 50% of the base salary described in Section 8 as of the Commencement Date, and the following bonus parameters apply:

   % of EBITDA     % of annual salary
 target achieved       for a bonus
----------------   ------------------
      <100%               -0-
 >100% but <105%          100%
 >105% but <110%          105%
 >110% but <115%          110%
 >115% but <120%          115%
 >120% but <125%          120%
 >125% but <130%          125%
   >or = 130%             130%

     (e) If the Company has at least nine months operating positive cash flow at the time of the award, Executive may elect to receive 1/2 of the bonus amount in cash and reduce the Bonus Shares proportionally.

     (f) All equity grants or options will carry customary provisions to adjust the share amounts and/or exercise or trigger prices to appropriately and equitably respond to capital changes such as stock splits, dividends, recapitalizations and the like.

     (g) Company shall reasonably cooperate with Executive in handling withholding tax obligations in respect of the foregoing incentive/equity compensation items, so as to minimize the adverse effects on Executive of any requisite withholding tax obligations. These means and methods may include cooperation in ensuring legal resale capabilities for shares, use of shares to satisfy withholding obligations (if share sales by Executive are impermissible, and if such a device is then permitted, and with due regard given to Company's liquidity position).

     11. NON DISPARAGEMENT OF EXECUTIVE. Company shall not disparage Executive's reputation or good name during or after the term of this Agreement.


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     12. TERMINATION.

     (a) Executive may voluntarily terminate her employment hereunder at any time, on 30 days' notice without cause or "Good Reason" (as defined below), or with Good Reason as provided in Section 13(b) below.

     (b) Company may terminate this Agreement and the employment of Executive at any time, with or without "Cause" (as defined below), on 30 days' notice.

     (c) Either Company or Executive may terminate this Agreement after the "Disability" (as defined below) of Executive, on 30 days' notice.

     (d) This Agreement will terminate on Executive's death.

     13. TERMINATION DEFINITIONS.

     (a) "Cause" means (i) the Executive's commission of acts or omissions constituting active and deliberate dishonesty as determined by the Board of Directors, (ii) Executive's actual receipt of an improper benefit or profit in money, property or services, or (iii) if the Executive continuously fails to perform her duties under this Agreement in any material manner after receipt of notice of such failure from the Company specifying how she has so failed to perform. The Company may at its option terminate this Agreement for Cause by giving written notice of termination to the Executive without prejudice to any other remedy to which the Company may be entitled at law, in equity, or under this Agreement. The notice of termination required by this Section shall specify the ground for the termination and shall be supported by a statement of all relevant facts. In the event of termination of this Agreement for Cause, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by her hereunder up to and including the effective date of such termination.

     (b) "Good Reason" will exist if after written notice setting forth the alleged Good Reason by Executive to the Company, and the expiration of a 30-day cure period, there continues to be: (i) a reduction in the Executive's Base Salary and/or in the aggregate benefits provided for hereunder; (ii) the relocation of the Executive's office to a location outside of a 75-mile radius from the Company's present Charlottesville, Virginia location; (iii) a material breach by the Company of the terms of this Agreement; or (iv) the failure by the Company to obtain an agreement from any successor to the Company to assure that such successor guarantees the Company's performance of this Agreement or assumes and undertakes to perform the Company's obligations hereunder; provided, however, in the event of a "Change in Control" as defined in paragraph 13(c) hereof, then the Company shall cease to have a 30-day period within which to cure the alleged good reason.


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     (c) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

          (i) if any person or group of persons acting together (other than (a) the Company or any person (I) who as of the date hereof was a director or officer of the Company, or (II) whose shares of Common Stock of the Company are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of either the then-outstanding Common Stock of the Company or the combined voting power of the Company's then-outstanding voting securities (other than as a result of an acquisition of securities directly from the Company);

          (ii) if the Company sells all or substantially all of the Company's assets to any person (other than a wholly--owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile);

          (iii) if the Company merges or consolidates with another person as a result of which the shareholders of the Company immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or

          (iv) if the new directors appointed to the Board during any twelve-month period constitute a majority of the members of the Board, unless (I) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the "Incumbent Directors") plus (II) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.

          (v) For purposes of this paragraph a "person" includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

     (d) "Disability" means the inability of Executive due to accident or illness to perform the essential functions of her job despite reasonable accommodations by Company, where such inability is reasonably expected to last longer than 90 days. If Executive is covered by a long-term disability insurance policy, then "Disability" shall mean the long term disability of Executive (or comparable term) as defined in the applicable long-term disability insurance policy.


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     13. COMPENSATION AFTER TERMINATION.

     (a) If (I) either Company terminates this Agreement without Cause or the Executive resigns for Good Reason, but (II) there has not been a Change in Control prior to the termination date where the consideration to Company's shareholders is greater than $10 per share (adjusted appropriately for stock dividends, splits and the like occurring after the Commencement Date), Executive's compensation shall be as follows:

          (i) Company shall pay Executive an amount equal to 12 months' salary at her then-current salary rate.

          (ii) Vesting of Executive's stock options and restricted shares will be frozen as of the termination date. Options vested as of the termination date shall be exerciseable for a six-month period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be zero.

     (b) If (I) either Company terminates this Agreement without Cause or the Executive resigns for Good Reason, and (II) there has been a Change in Control prior to the termination date where the consideration to Company's shareholders is greater than $10 per share (adjusted appropriately for stock dividends, splits and the like occurring after the Commencement Date), Executive's compensation shall be as follows:

          (i) Company shall pay Executive an amount equal to salary at her then-current rate for the greater of 12 months or the balance of the term of this Agreement.

          (ii) Executive's stock options and restricted shares will immediately vest in full. Options as so vested shall be exerciseable for a six-month period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be computed after the end of the year of termination, and pro rated and paid for the portion of the termination year prior to the termination date.

     (c) If this Agreement is terminated due to Executive's death or Disability, Executive's compensation shall be as follows:

          (i) Company shall pay Executive an amount equal to 12 months' salary at her then-current salary rate.


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          (ii) Executive's stock options and restricted shares will immediately vest in full, and options shall be exercisable for a one-year period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be computed after the end of the year of termination, and pro rated and paid for the portion of the termination year prior to the termination date.

     (d) If Company terminates this Agreement with Cause, Executive's compensation shall be as follows:

          (i) Company shall pay Executive only for cash compensation earned up to the date of termination.

          (ii) All options that were not exercised prior to the date of termination will be terminated, and unvested restricted shares shall be forfeited.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be zero.

     (e) If Executive resigns without Good Reason, Executive's compensation shall be as follows:

          (i) Company shall pay Executive only for cash compensation earned up to the date of termination.

          (ii) All options and restricted shares that are unvested as of the termination date shall be forfeited. Options that are vested as of the termination date shall be exercisable for a six-month period following the date of termination

          (iii) The bonus and Bonus Shares under Section 10(d) for the year prior to the year of termination, if unpaid as of the termination date, shall be computed and paid as provided under Section 10(d). The bonus and Bonus Shares under Section 10(d) for the year in which termination occurs shall be zero.

     (f) If this Agreement ends at the normal expiration of a term, then:

          (i) Company shall pay Executive only for cash compensation earned up to the date of termination.


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          (ii) Vesting of options and restricted shares will be frozen as of the termination date. Options vested as of the termination date shall be exercisable for a six-month period following the date of termination.

          (iii) The bonus and Bonus Shares under Section 10(d) for the year of termination, shall be computed and paid after termination as provided under
     Section 10(d).

     (g) Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Change in Control severance payment will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.

     14. INDEMNIFICATION. In addition to any indemnification provided by the By-Laws of Company or otherwise, Company shall indemnify and provide reasonable advances for expenses to Executive, to the fullest extent permitted by the laws of the State of Delaware, if Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director or employee of Company or any subsidiary or affiliate thereof, in which capacity Executive is or was serving at Company's request, against expenses, judgments, fines and amounts paid in settlement incurred by her in connection with such action, suit or proceeding. Company shall exercise its reasonable commercial efforts to maintain directors' and officers' insurance coverage as well as all other appropriate malpractice and professional liability coverage on behalf of Executive during the term of this Agreement at Company's expense, in a manner and coverage substantially similar to the D&O insurance currently in effect. Subject to requirements of any applicable insurance coverage, Executive shall have the absolute right to engage counsel reasonably acceptable to Company and at legal rates deemed reasonably acceptable to Company, for the above-referenced actions. Executive shall give prompt notice to Company of any claims made against her for which she will seek indemnification.

     15. AMENDMENT OR MODIFICATION WAIVER. No provision of this Agreement may be amended, modified or waived, unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board, and shall be agreed to in writing, signed by Executive and by an officer of Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

     16. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions


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of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.

     17. SUCCESSORS. This Agreement shall be binding upon any successor of Company and such successor shall be deemed substituted for Company under the terms of this Agreement; but any such substitution shall not relieve Company of any of its obligations hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company. This Agreement may not be otherwise assigned by Company without Executive's written consent.

     18. CONFIDENTIAL INFORMATION. Executive agrees not to disclose, either while in Company's employ or at any time thereafter, to any person not employed by Company or not engaged to render services to Company any confidential agreement obtained by her while in the employ of Company, including, without limitation, any of Company's inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by Company or from disclosure required by law or court order.

     19. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or her estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect to any of such payments.

     20. NOTICES. For the purpose of this Agreement, notices, demands or other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless other specified) mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

               to Executive: Debra Hoopes
                             5542 Advance Mills Road
                             Earlysville, VA 22936

               to Company:   Catuity Inc.
                             300 Preston Ave Ste 302
                             Charlottesville, VA 22902

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

     21. CONSTRUCTION WITH DELAWARE LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.


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     22. ENTIRE AGREEMENT OF PARTIES. This Agreement contains the entire agreement of the parties and no party shall be liable and bound except as provided herein, but this instrument does not replace, rescind or abrogate any other agreement or plan between the parties which may now be or may hereinafter become effective.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        CATUITY INC.


                                        By: /s/ John Racine
                                            ------------------------------------
                                            Alfred (John) Racine,
                                            President and CEO

                                                        "Company"

                                        By: /s/ Debra Hoopes
                                            ------------------------------------
                                            DEBRA HOOPES

                                                       "Executive"


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